KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
 EXHIBIT 12.1 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (Dollars In Thousands Except Ratio Amounts)

                                                                    Year Ended
                                                                   December 31,
                                                                       2006
                                                                       ----

Earnings:
  Pre-tax income from continuing operations before cumulative effect of a change in accounting principle and before
  adjustment for minority interest and equity earnings (including amortization of excess cost of equity investments) per statements of income............................................  $977,966
Add:
  Fixed charges...................................................   383,854
  Amortization of capitalized interest............................     1,258
  Distributed income of equity investees..........................    67,865
Less:
  Interest capitalized from continuing operations.................   (20,267)
  Minority interest in pre-tax income of subsidiaries
  with no fixed charges...........................................      (503)
                                                                   ----------
  Income as adjusted.............................................. $1,410,173


Fixed charges:
  Interest and debt expense, net per statements of income
  (includes amortization of debt discount, premium, and debt issuance costs; excludes capitalized interest).................  $  365,792
Add:
  Portion of rents representative of the interest factor.........      18,062
                                                                   ----------
  Fixed charges..................................................  $  383,854
                                                                   ----------

Ratio of earnings to fixed charges...............................        3.67
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